Exhibit 99.1

Evolution Metals LLC Enters into Two Technology Transfer Agreements with KIGAM to Advance
Rare-Earth Magnet and Li-Ion Battery Materials Production Capabilities

West Palm Beach, FL – December 5, 2025 — Evolution Metals LLC (“EM”, “Evolution Metals” or the “Company”), a secure and reliable global Critical Minerals & Materials (CMM) supply chain serving key industries such as automotive, renewable energy, and military/defense sectors, announced that it has entered into license and technology transfer agreements with the Korea Institute of Geoscience and Mineral Resources (“KIGAM”), the world’s foremost leading Geoscience Research Institute outside China and a global authority on Rare Earth Separation and Magnet Material Technology and advanced hydrometallurgy as the Korean Government’s National Rare Earth Research Center.

These agreements provide Evolution Metals exclusive access to KIGAM’s patented, commercially viable technologies for (i) rare-earth, and (ii) lithium-ion battery materials production. The technology packages include complete process engineering documentation, operational parameters, and plant design data enabling Evolution Metals to deploy and scale these processes for future commercial facilities in the United States and the Republic of Korea. Evolution Metals plans to integrate the KIGAM technologies with its existing commercial and proprietary technologies and intellectual property to expand EM’s already advanced separation and beneficiation capabilities for recovering rare-earth and battery materials.

Magnet Technology Transfer Agreement

Under the Magnet Technology Transfer Agreement, KIGAM will transfer to EM patented selective-leaching and solvent-extraction processes for treating permanent magnets, machining scrap, concentrates, oxides, and magnet-derived materials.

The technology package includes all process-condition data and technical documentation required to design and operate scale magnet production, including mass and heat balances, process flowsheets, engineering drawings, utility specifications, and related technical materials.

KIGAM will also provide process-specific training, technical consulting, and commissioning support.

Under the Magnet Technology Transfer Agreement, EM received a 10-year license, renewable, with territorial coverage in the Republic of Korea and the United States, including export rights.

Battery Technology Transfer Agreement

Under the Battery Technology Transfer Agreement, KIGAM will transfer to EM hydrometallurgical technologies for reclaiming valuable metals from spent lithium-ion battery black mass, including automated multi- stage solvent-extraction controls and precursor-manufacturing methodologies.

The technology package includes all process-condition data and documentation needed to design and operate a hydrometallurgical system, including mass balance, heat balance, flowsheets, basic engineering, utility specifications, and related reference materials.

KIGAM will also provide training, consulting, and commissioning-phase support.

Under the Battery Technology Transfer Agreement, EM received a 10-year license, renewable, with territorial coverage in the Republic of Korea and the United States, including export rights.

Strategic Significance

“We are honored to partner with KIGAM, one of the most respected rare earth research institutions in the world, and believe it’s an important addition and validation of Evolution Metals,” said David Wilcox, Managing Member of Evolution Metals LLC. “These technologies strengthen our strategic platform in rare earth and battery materials production, complementary to our existing commercial materials and magnet production, enabling Evolution Metals to expand its midstream processing capabilities across the U.S. and Korea. The ability to scale these systems represents critical steps toward further building a secure, independent, and resilient supply chain for critical materials in the United States, and our allies, free from China.”

These agreements expand EM’s technological foundation for developing magnet-to-oxide recovery pathways, producing battery-grade intermediates, and supplying downstream industries including, but not limited to, electric vehicles, renewable energy, electronics, aerospace, and defense.

About Evolution Metals LLC

Evolution Metals LLC (“EM”) is committed to establishing a secure, robust and reliable supply chain for critical minerals & materials (CMM) that is 100% independent of China for sourcing or supplying feedstocks. EM’s strategy is to acquire and develop manufacturing, recycling and processing facilities to produce essential products (including magnets, battery feedstocks and related materials) for industrial uses such as, but not limited to, electric vehicles, electronics, environmental technologies and aerospace and defense applications. EM aims to support the creation of jobs, industry and manufacturing to promote a greener future by providing bespoke solutions to support its clients globally.

About KIGAM

The Korea Institute of Geoscience and Mineral Resources (“KIGAM”) is a leading national research institute specializing in geoscience, mineral processing, hydrometallurgy, and advanced recycling technologies. KIGAM develops commercial-scale solutions for strategic minerals and has longstanding partnerships with government, industry, and global research organizations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are based on current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Forward-looking statements include, but are not limited to, statements regarding the scalability, deployment, or commercial implementation of technologies described herein; anticipated operational capabilities; and future development plans of Evolution Metals LLC. Actual results may differ materially due to risks and uncertainties, including those described in filings with the U.S. Securities and Exchange Commission. Evolution Metals LLC undertakes no obligation to update or revise any forward-looking statements.

Media & Investor Contact

Evolution Metals LLC

Attn: Judith McGarry

Email: judith.mcgarry@evolution-metals.com

Phone: +1 (415) 971-2900